Exhibit 10.3
April 6, 2006
Mr. Kevin Kean
Kean Companies
210 E. Flamingo Road #101
Las Vegas, NV 89109-4707
Re: Kean Consulting Agreement for Kickapoo Traditional Tribe of Texas
Dear Kevin:
As you know, effective April 3, 2006 we formally terminated our agreement with the Kickapoo Traditional Tribe of Texas. As such, pursuant to Section 4 of the Consulting Agreement by and among Kevin M. Kean, Lakes Kickapoo Consulting, LLC, a Minnesota limited liability company and Lakes Kickapoo Management, LLC, a Minnesota limited liability company, dated June 2, 2005 (“Agreement”), the Agreement is terminated effective April 3, 2006.
As you also know, we have advanced to you under the Agreement $300,000, all of which remains outstanding. Pursuant to Section 5 of the Agreement, this amount is immediately due and payable in full. Please note that you are also subject to a non-compete provision that prohibits you from working with another company to facilitate an agreement between said company and the Tribe to manage/develop/refurbish the Lucky Eagle Casino, or working with the Tribe to accomplish the same.
As always, please feel free to contact me with any questions.

Very truly yours,
/s/ Damon E. Schramm

Damon E. Schramm
General Counsel
c:           Timothy J. Cope